EXHIBIT 99.1

The Scotts Miracle-Gro Company	NEWS
ScottsMiracle-Gro Announces Record Second Quarter Results
Company-wide sales increase by 12 percent
Results in line with plan; Full-year guidance re-affirmed
Year-to-date adjusted earnings increase 33%, Reported earnings up 106%
•	Second quarter adjusted and reported net income up 14%; EPS improves 11%

•	Consumer purchases up 10 percent in the quarter led by lawn fertilizers

•	North America sales up 16% in the quarter, Scotts LawnService up 38%
MARYSVILLE, Ohio (April 27, 2006) — The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today announced record sales for its second quarter, leading to a 14 percent improvement in net income during the period. The strong performance keeps the Company on pace to deliver its previous guidance of 10 to 11 percent sales growth and 20 to 22 percent improvement in adjusted net income for the full year.
     For the quarter ended April 1, 2006, ScottsMiracle-Gro reported company-wide sales of $907.5 million, up 12 percent from $813.4 million from the same period a year earlier. Excluding the impact of Morning Song, which the Company acquired in November, sales increased 9 percent.
     Net income was $94.8 million, or $1.36 per diluted share, compared with $83.2 million, or $1.22 per diluted share for the same period last year. Excluding restructuring and other charges, adjusted net income was $95.5 million, or $1.37 per diluted share, compared with $83.8 million, or $1.23 per diluted share, for the same period last year.
     “We’ve enjoyed a strong start to the lawn and garden season and are pleased with our second quarter and year-to-date results,” said Jim Hagedorn, chairman and chief executive officer. “Even as retailers remain focused on managing their inventory levels, it is encouraging that our retail partners continue to support our brands. Their support allowed us to meet our internal projections for the quarter, and we are confident about our full-year outlook.”

1

SECOND QUARTER RESULTS
     During the quarter, North America sales increased 16 percent to $700.5 million from $602.8 million. Consumer purchases of the Company’s products at its largest retail accounts increased 10 percent during the period, including a 16 percent increase in lawn fertilizers and 19 percent in value-added growing media products.
     Scotts LawnService reported a 38 percent increase in sales to $29.8 million. Scotts LawnService has seen strong response to its direct mail marketing program, and its customer count at the end of the quarter exceeded 400,000 for the first time.
     International sales were $150.2 million, down 9 percent from $164.7 million a year earlier. Excluding the impact of foreign exchange rates, sales in the quarter were down 1 percent. The business has been impacted by a slow start to the season due mainly to poor weather and a challenging retail environment in Europe.
     Gross margins in the quarter were 38.2 percent compared to 40.3 percent a year earlier. The decline, which was expected, was due mainly to increased raw material and diesel costs, which exceeded the impact of selling price increases that were implemented in the quarter. However, the Company expects price increases to cover the increased input costs by year-end. Selling, general and administrative costs increased less than 3 percent. During the quarter, media costs increased by about 21 percent. Additionally, ScottsMiracle-Gro recovered $9.1 million in legal costs from an insurer — credited to SG&A — for past defense costs incurred in lawsuits relating to its historical use of vermiculite. About $2 million of the recovery was reinvested in marketing initiatives during the quarter.
     Earnings before interest, taxes, depreciation and amortization (EBITDA) were $179.8 million in the quarter, compared with $163.1 million a year earlier.
SIX MONTHS
     Net sales through the first six months were $1.16 billion, up 9 percent from $1.06 billion a year earlier. Excluding the impact of the Morning Song acquisition, sales increased 7 percent. Net income was $42.1 million, or $0.60 per diluted share, compared with $20.4 million, or $0.30 per diluted share the same period last year. Excluding restructuring and other charges, adjusted net income increased 33 percent $46.4 million,

2

or $0.66 per diluted share, compared with $34.8 million, or $0.51 per diluted share, for the same period last year.
     In North America, sales in the first half increased 15 percent to $826.2 million, versus $718.0 million for last year’s comparable period. Scotts LawnService sales increased 26 percent to $53.4 million. International sales were $208.5 million, down 11 percent compared with $234.2 million for the same period last year. Excluding the impact of foreign exchange rates, sales decreased 4 percent.
     Gross margins for the first six months declined to 34.6 percent from 36.7 percent, impacted mainly by raw material and diesel costs.
     EBITDA in the first six months was $118.9 million compared with $88.5 million.
     The Company will discuss its second quarter results during a Web cast and conference call at 10:00 a.m. Eastern Time today. That call will be available live on the investor relations section of the ScottsMiracle-Gro Web site, http://investor.scotts.com.
     An archive of the Web cast, as well as accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will be available on the web site for at least 12 months.
About ScottsMiracle-Gro
With more than $2 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. The Company also owns Smith & Hawken, a leading brand of garden-inspired products that includes pottery, watering equipment, gardening tools, outdoor furniture and live goods. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For additional information, visit us at www.scotts.com.
Statement under the Private Securities Litigation Act of 1995: Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the company, the plans and objectives of the company’s management, and the company’s assumptions regarding such performance and plans are forward looking in nature. Actual results could differ materially from the forward-looking information in this release, due to a variety of factors, including, but not limited to:
•	Adverse weather conditions could adversely affect our sales and financial results;

•	Our historical seasonality could impair our ability to pay obligations and operating expenses as they come due and operating expenses;

•	Our substantial indebtedness could adversely affect our financial health;

3

•	Public perceptions regarding the safety of our products could adversely affect us;

•	The loss of one or more of our top customers could adversely affect our financial results because of the concentration of our sales to a small number of retail customers;

•	The expiration of certain patents could substantially increase our competition in the United States;

•	Compliance with environmental and other public health regulations could increase our cost of doing business; and

•	Our significant international operations make us more susceptible to fluctuations in currency exchange rates and to the costs of international regulation.
Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the company’s publicly filed quarterly, annual and other reports.
Contact:
Jim King
Senior Director
Investor Relations & Corporate Communications
(937) 578-5622

4

THE SCOTTS MIRACLE-GRO COMPANY
Results of Operations for the Three and Six Months
Ended April 1, 2006 and April 2, 2005
(in millions, except per share data)
(Unaudited)
Note: See Accompanying Footnotes on Page 9

		Three Months Ended			Six Months Ended
		April 1,	April 2,	%	April 1,	April 2,	%
	Footnotes	2006	2005	Change	2006	2005	Change
Net sales		$907.5	$813.4	12%	$1,157.0	$1,059.9	9%
Cost of sales		561.0	485.8		757.0	671.2
Cost of sales — restructuring and other		0.1	0.0		0.1	0.0

Gross profit		346.4	327.6	6%	399.9	388.7	3%
% of sales		38.2%	40.3%		34.6%	36.7%

Operating expenses:
Selling, general and administrative		183.2	178.4	3%	309.2	308.0	0%
Impairment, restructuring and other charges		1.0	1.0		6.7	23.2	-71%
Other income, net		(0.8)	1.0		(2.4)	0.8

Total operating expenses		183.4	180.4	2%	313.5	332.0	-6%

Income from operations		163.0	147.2	11%	86.4	56.7	53%
% of sales		18.0%	18.1%		7.5%	5.3%

Interest expense		12.5	12.9		19.6	23.3

Income before taxes		150.5	134.3	12%	66.8	33.4	100%

Income tax		55.7	51.0		24.7	12.7

Income from continuing operations		94.8	83.3	14%	42.1	20.7	103%
Income from discontinued operations		—	0.1		—	0.3

Net income		$94.8	$83.2	14%	$42.1	$20.4	106%

Basic income per share	(1)	$1.40	$1.25	12%	$0.62	$0.31	100%

Diluted income per share	(2)	$1.36	$1.22	11%	$0.60	$0.30	100%

Common shares used in basic income per share calculation		67.5	66.6	1%	67.9	66.2	3%

Common shares and potential common shares used in diluted income per share calculation		69.6	68.2	2%	70.0	68.0	3%

EBITDA	(3)	$179.8	$163.1	10%	$118.9	$88.5	34%

Results of operations excluding restructuring, refinancing charges, loss on impairment:
Adjusted net income		$95.5	$83.8	14%	$46.4	$34.8	33%

Adjusted diluted income per share	(2)	$1.37	$1.23	11%	$0.66	$0.51	29%

THE SCOTTS MIRACLE-GRO COMPANY
Net Sales by Segment — Three and Six Months
Ended April 1, 2006 and April 2, 2005
(in millions)
(unaudited)

	Three Months Ended
	April 1,	April 2,
	2006	2005	% Change
North America	$700.5	$602.8	16%

Scotts LawnService	29.8	21.6	38%

International	150.2	164.7	-9%

Corporate & Other	27.0	24.3	11%

Consolidated	$907.5	$813.4	12%

	Six Months Ended
	April 1,	April 2,
	2006	2005	% Change
North America	$826.2	$718.0	15%

Scotts LawnService	53.4	42.5	26%

International	208.5	234.2	-11%

Corporate & Other	68.9	65.2	6%

Consolidated	$1,157.0	$1,059.9	9%

THE SCOTTS MIRACLE-GRO COMPANY
Consolidated Balance Sheets
April 1, 2006, April 2, 2005 and September 30, 2005
(Unaudited)
(in millions)

	April 1,	April 2,	September 30,
	2006	2005	2005
ASSETS
Current assets
Cash and cash equivalents	$27.3	$34.6	$80.2
Accounts receivable, net	915.8	798.2	323.3
Inventories, net	537.9	486.1	324.9
Prepaid and other current assets	70.8	83.2	59.4

Total current assets	1,551.8	1,402.1	787.8

Property, plant and equipment, net	359.8	335.7	337.0
Goodwill, net	457.3	428.5	432.9
Other intangible assets, net	470.0	459.4	439.5
Other assets	20.5	21.0	21.7

Total assets	$2,859.4	$2,646.7	$2,018.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of debt	$11.5	$24.5	$11.1
Accounts payable	266.6	270.9	151.7
Other current liabilities	354.3	339.7	323.4

Total current liabilities	632.4	635.1	486.2

Long-term debt	1,064.0	967.8	382.4
Other liabilities	133.5	125.3	124.1

Total liabilities	1,829.9	1,728.2	992.7

Shareholders’ equity	1,029.5	918.5	1,026.2

Total liabilities and equity	$2,859.4	$2,646.7	$2,018.9

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items for the Three and Six
Months Ended April 1, 2006 and April 2, 2005
(in millions, except per share data)

	Three Months Ended		Six Months Ended
	April 1,	April 2,	April 1,	April 2,
	2006	2005	2006	2005
Income before taxes	$150.5	$134.3	$66.8	$33.4
Discontinued operations	—	(0.1)	—	(0.3)
Restructuring and other charges	1.1	1.0	5.8	1.2
Impairment of intangibles	—	—	1.0	22.0

Adjusted income before taxes	151.6	135.2	73.6	56.3
Income tax	(56.1)	(51.4)	(27.2)	(21.5)

Adjusted net income	$95.5	$83.8	$46.4	$34.8

Diluted income per share (items net of tax)	$1.36	$1.22	$0.60	$0.30
Discontinued operations	—	(0.00)	—	(0.00)
Restructuring and other charges	0.01	0.01	0.05	0.01
Impairment of intangibles	—	—	0.01	0.20

Adjusted diluted income per share	$1.37	$1.23	$0.66	$0.51

Net income	$94.8	$83.2	$42.1	$20.4
Discontinued operations	—	0.1	—	0.3
Income tax	55.7	51.0	24.7	12.7
Interest	12.5	12.9	19.6	23.3
Depreciation	13.0	12.3	25.2	24.7
Amortization, including marketing fee	3.8	3.6	7.3	7.1

EBITDA	179.8	163.1	118.9	88.5

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements
(in millions, except per share data)
Results of Operations

(1)	Basic earnings per common share is calculated by dividing net income by average common shares outstanding during the period.

(2)	Diluted earnings per common share is calculated by dividing net income by the average common shares and dilutive potential common shares (common stock options) outstanding during the period. If there is a loss, diluted earnings per share is equal to basic earnings per share.

(3)	“EBITDA” is defined as income from operations, plus depreciation and amortization. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity.